UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 28, 2009

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	814-00203	59-3603677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2109 East Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 28, 2009, UTEK Corporation (the “Company”) Mark S. Berset was appointed by UTEK’s board of directors to serve as a member of the board of directors, effective immediately. It is currently anticipated that Mr. Berset will be appointed to the Company’s Compensation Committee. There was no arrangement or understanding pursuant to which Mr. Berset was appointed as a director, and there are no related party transactions between the Company and Mr. Berset.

Pursuant to the terms of the Company’s Amended and Restated Non-Qualified Stock Option Plan, Mr. Berset is entitled to receive an option to purchase 25,000 shares of UTEK common stock in connection with his appointment, with options to purchase 6,250 shares of common stock vested at the time of grant and an option to purchase an additional 6,250 shares of common stock vesting on each of the next three anniversaries of the grant date. In addition, he will be entitled to receive UTEK’s customary cash director’s fees.

Mr. Berset currently serves as the Chief Executive Officer of Comegys Insurance, a family owned agency which is recognized as one of the largest independent insurance agents in the United States. He is also a member of the Board of Directors at Northstar Bank Holding Company. Mark is the Chief Executive Officer of Strategic Agency Network of Tampa Bay, which is the largest aggregator of property and casualty insurance premiums in Florida. He is the immediate past President of the Bayfront Hospital Foundation in St. Petersburg and continues to serve as a member of the Foundation’s Board. Mr. Berset received a Bachelor in Business Economics from St. Ambrose University and a Masters in Business Management from Georgia State University and currently lives in St. Petersburg, Florida.

On July 30, 2009 the Company issued a press release announcing the election of Mr. Berset as a new director. The full text of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated July 30, 2009 announcing the appointment of a new director to the Board of Directors of UTEK Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2009	UTEK CORPORATION.

	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer